Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2009 Results

LOUISVILLE, KY (May 4, 2009) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 31, 2009.

	First Quarter
($000’s)	2009	2008	% Change

Total revenue	246,073	211,213	17
Income from operations	22,283	20,700	8
Net income	14,334	12,913	11
Diluted EPS	$0.20	$0.17	20

Results for the quarter included:

•                  Comparable restaurant sales decreased 1.3% at company-owned restaurants and decreased 1.7% at franchise restaurants;

•                  Nine company restaurants opened;

•                  Restaurant operating costs, as a percentage of restaurant sales, increased 126 basis points;

•                  Diluted earnings per share increased 20% to $0.20 from $0.17 in the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are pleased with our first quarter results which were largely driven by better than expected sales.  In addition, our 2009 development plan remains on track having already opened nine of our 15 scheduled restaurant locations during the period.”  Hart continued, “With the economic environment far from certain, we are as focused as ever on doing the right things for the business.  Specifically, we are maintaining a four-wall operational focus, taking a conservative approach to menu pricing, generating returns on invested capital on new projects; and, of course, maintaining a conservative balance sheet.  We believe this approach is the basis for the continued success of Texas Roadhouse and the foundation of our ability to create value.”

Outlook for 2009

The Company reported that comparable restaurant sales for the first four weeks of the second quarter of fiscal 2009 decreased approximately 3.1% compared to the same period of the prior year.  Additionally, the Company noted that these results were negatively impacted by an estimated 1.25% due to the calendar shift of Easter weekend to this four week April period as compared to the Company’s first quarter of the prior year.

The Company also announced that effective April 1, 2009, it implemented an average menu price increase of 1.4% throughout its restaurants.

While the economic outlook for 2009 remains uncertain, the Company announced it is now estimating 2009 diluted earnings per share to be flat to up 5% as compared to its 53-week 2008 year.  The Company’s target is based, in part, on the following assumptions for 2009:

•                  Approximately 15 company and two franchise restaurant openings;

•                  Total capital expenditures of $50-60 million; and

•                  Food cost deflation of 2.0% to 3.0%.

Conference Call

The Company is hosting a conference call today, May 4, 2009, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 806-6203 or (913) 312-0390 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112 or (719) 457-0820 for international calls, and use 5345187 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 300 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 31, 2009	March 25, 2008

Revenue:
Restaurant sales	$244,090	$208,601
Franchise royalties and fees	1,983	2,612

Total revenue	246,073	211,213

Costs and expenses:
Restaurant operating costs:
Cost of sales	83,041	73,586
Labor	71,499	58,442
Rent	4,912	3,289
Other operating	40,860	33,250
Pre-opening	2,284	2,826
Depreciation and amortization	10,471	8,546
Impairment and closure	(86)	703
General and administrative	10,809	9,871

Total costs and expenses	223,790	190,513

Income from operations	22,283	20,700

Interest expense, net	857	642
Equity income from investments in unconsolidated affiliates	85	69

Income before taxes (1)	21,511	20,127
Provision for income taxes	6,715	6,953

Net income	$14,796	$13,174
Less: Net income attributable to non controlling interests (1)	462	261
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$14,334	$12,913

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.21	$0.17
Diluted	$0.20	$0.17

Weighted average shares outstanding:
Basic	69,426	74,744
Diluted	70,506	76,443

(1) On December 31, 2008, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51, the provisions of which, among others, require that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	March 31, 2009	December 30, 2008

Cash and cash equivalents	$7,753	$5,258
Other current assets	24,327	29,550
Property and equipment, net	459,080	456,132
Goodwill	114,813	114,807
Intangible asset, net	12,524	12,807
Other assets	4,376	4,109

Total assets	$622,873	$622,663

Current maturities of long-term debt and obligations under capital leases	232	228
Other current liabilities	85,131	99,415
Long-term debt and obligations under capital leases, excluding current maturities	129,367	132,482
Other liabilities	29,340	27,741
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	376,115	359,990
Noncontrolling interests (1)	2,688	2,807

Total liabilities and equity	$622,873	$622,663

(1)

On December 31, 2008, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51, the provisions of which, among others, require that minority interests be renamed noncontrolling interests and that a company present such noncontrolling interests as equity for all periods presented.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 31, 2009	March 25, 2008

Cash flows from operating activities:
Net income	$14,334	$12,913
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,471	8,546
Share-based compensation expense	1,961	1,700
Other noncash adjustments	2,476	(626)
Change in working capital	(9,064)	3,551
Net cash provided by operating activities	20,178	26,084

Cash flows from investing activities:
Capital expenditures - property and equipment	(13,430)	(24,384)
Acquisition of franchise restaurants, net of cash acquired	13	157
Proceeds from sale of property and equipment, including insurance proceeds	67	(5)
Net cash used in investing activities	(13,350)	(24,232)

Cash flows from financing activities:
(Repayments)/proceeds from revolving credit facility, net	(3,000)	9,000
Repurchase of shares of common stock	—	(4,905)
Other financing activities	(1,333)	662
Net cash (used in)/provided by financing activities	(4,333)	4,757

Net increase in cash	2,495	6,609
Cash and cash equivalents - beginning of year	5,258	11,564
Cash and cash equivalents - end of year	7,753	18,173

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	First Quarter		Change
	2009	2008	vs LY

Restaurant openings
Company	9	6	3
Franchise	0	0	0
Total	9	6	3

Restaurant closures
Company	0	(1)	1
Franchise	0	0	0
Total	0	(1)	1

Restaurants open at the end of the quarter
Company	254	209	45
Franchise	69	81	(12)
Total	323	290	33

Company-owned restaurants
Restaurant sales	$244,090	$208,601	17.0%
Store weeks	3,249	2,667	21.8%
Comparable restaurant sales growth (1)	(1.3)%	(1.2)%
Average unit volume (2)	$969	$996	(2.7)%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	34.0%	35.3%	(126	)bps
Labor	29.3%	28.0%	128	bps
Rent	2.0%	1.6%	44	bps
Other operating	16.7%	15.9%	80	bps
Total	82.1%	80.8%	126	bps

Franchise-owned restaurants
Franchise royalties and fees	$1,983	$2,612	(24.1)%
Store weeks	897	1,053	(14.8)%
Comparable restaurant sales growth (1)	(1.7)%	(2.8)%
Average unit volume (2)	$939	$955	(1.7)%

Pre-opening expense	$2,284	$2,826	(19.2)%

Depreciation and amortization	$10,471	$8,546	22.5%
As a % of revenue	4.3%	4.0%	21	bps

General and administrative expenses	$10,809	$9,871	9.5%
As a % of revenue	4.4%	4.7%	(28	)bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period. For comparative purposes, average unit volumes for Q1 2008 were adjusted to reflect restaurant sales of any acquired franchise stores as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

NM - not meaningful

Amounts may not foot due to rounding.